EXHIBIT 10.2
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                SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), dated as of July 30, 2002, made and entered into by and between Interstate Hotels Corporation, a Maryland corporation (the "Company") and THOMAS F. HEWITT (the "Executive"), hereby amends and restates the employment agreement between the Company and the Executive, dated as of February 12, 2002 (the "Old Agreement"), effective as of the date hereof (the "Effective Date").

                                    RECITALS

         WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of August 31, 2000 and effective as of October 20, 2000 (the "Closing Date"), which was the closing date of the transactions (the "Transactions") contemplated by the Securities Purchase Agreement by and among the Company, CGLH Partners I LP, a Delaware limited partnership ("CGLH I") and CGLH Partners II LP, a Delaware limited Partnership, ("CGLH II") dated as of August 31, 2001 (the "Purchase Agreement"), and thereafter amended and restated such agreement in its entirety pursuant to the Old Agreement;

         WHEREAS, the Executive is currently serving as the Chairman and Chief Executive Officer of the Company pursuant to the Old Agreement; and

         WHEREAS, the Company has entered into an Agreement and Plan of Merger with MeriStar Hotels & Resorts, Inc., a Delaware Corporation ("MeriStar"), dated as of May 1, 2002 and amended on June 3, 2002 (as amended, the "Merger Agreement") whereby, following the receipt of the requisite approvals of the MeriStar stockholders and the Company's stockholders and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Company will be merged with and into MeriStar (the "Merger"). In connection with the Merger, the Company and the Executive, with the consent of MeriStar, wish to amend and restate the Old Agreement as provided herein.

         NOW, THEREFORE, the parties agree as follows:

         1. DEFINITIONS. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                (a) "BASE PAY" means the salary provided for in Section 5(a), as such amount may be adjusted hereunder.

                (b) "BOARD" means the Board of Directors of the Company or an authorized committee thereof.

                (c)     "CAUSE" means that the Executive shall have committed:


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                        (i)     an intentional act of fraud, embezzlement or
         theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                        (ii) intentional and material wrongful damage to property of the Company or any Subsidiary;

                        (iii) intentional and material Unauthorized Disclosure, Use or Solicitation; or

                        (iv) intentional and material wrongful engagement in any Competitive Activity;

and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed "intentional" if it was due primarily to an error in judgement or negligence, but will be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the full Board of Directors then in office at a meeting of the Board of Directors called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail, provided, however, that nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and such determination, albeit a condition to any termination for "Cause" as aforesaid, will not create any presumption that "Cause" in fact exists.

                (d) "COMPETITIVE ACTIVITY" means any act by the Executive that is prohibited under Section 7(a).

                (e) "DISABILITY" means the Executive's inability, as a result of mental or physical illness, injury or disease, substantially to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive calendar days within any 12-month period.

                (f) "EMPLOYEE BENEFITS" means the perquisites, benefits and service credit for benefits as provided under any and all employee welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans,

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programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company.

                (g) "GOOD REASON" means that Executive has complied with the "Good Reason Process" (hereinafter defined) following the occurrence of any of the following events: (i) a substantial diminution or other substantive adverse change, not consented to by Executive in advance and in writing, in the nature or scope of Executive's responsibilities, authorities, powers, functions, duties or reporting relationship as in effect on the Effective Date and taking into account the occurrence of the Transactions; (ii) except in connection with a termination of Executive's employment, any removal, during the Term of Employment, of Executive from or, any failure by management to nominate, or, if nominated, any failure by the Board to re-elect, Executive to any of the positions indicated in Section 4 as in effect on the Closing Date; (iii) a reduction in Executive's Base Pay or Minimum Bonus; (iv) a breach by the Company of any of its other material obligations under this Agreement and the failure of the Company to cure such breach within 30 days after written notice thereof by Executive; (v) the involuntary relocation of the Company's offices at which Executive is principally employed or the involuntary relocation of the offices of Executive's primary workgroup to a location more than 30 miles from such offices, or the requirement by the Company for Executive to be based anywhere other than the Company's offices at such location on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; or (vi) the Company chooses not to extend the Term of Employment under Section 2. "Good Reason Process" shall mean that (A) the Executive reasonably determines in good faith that a "Good Reason" event has occurred; (B) Executive notifies the Company in writing of the occurrence of the Good Reason event; and (C) the Company does not cure Executive's objections within a reasonable time not to exceed 60 days.

                (h) "SUBSIDIARY" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding voting stock or, if a partnership, limited liability company or similar entity, at least 50% of the equity capital interests thereof.

                (i)     "TERM OF EMPLOYMENT" means the period specified in
Section 2.

                (j) "UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION" means any violation or breach by the Executive of any provision of Section 9.

         2. TERM OF EMPLOYMENT. The Company hereby employs the Executive and the Executive hereby accepts such employment pursuant to the terms and conditions contained herein, effective as of the Effective Date and ending at the close of business on the fourth anniversary of the Effective Date. On the second anniversary of the Effective Date and every even-numbered anniversary date thereafter, the Term of Employment will automatically be extended for an additional two years unless either party gives written notice to the other, not less than 90 calendar days prior to the second anniversary or even-numbered anniversary thereafter, that it or he does not want the Term of Employment so to extend.

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         3.     WAIVER OF RIGHTS. As of the Effective Date, the Old Agreement
shall be deemed of no further force or effect and superceded in its entirety by this Agreement. In consideration for the compensation, benefits and other terms provided by this Agreement, the Executive expressly waives any rights to payments and benefits to which he may have been entitled pursuant the terms of the Old Agreement, including, without limitation, stock options to purchase shares of Company Common Stock (as hereinafter defined), cash severance payments, continuation of Employee Benefits, forgiveness of outstanding loan balances and/or accelerated vesting of outstanding options and restricted stock of the Company

         4. DUTIES AND RESPONSIBILITIES. During the Term of Employment, the Executive shall serve as the Chairman of the Board and Chief Executive Officer of the Company, reporting to the Board, shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company, and shall have such other powers and duties as may from time to time be prescribed by the Board, provided that such duties are consistent with Executive's position or other positions that he may hold from time to time. Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, (i) Executive may serve on other boards of directors or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with Executive's performance of his duties to the Company as provided in this Agreement; and (ii) Executive may perform services under the Consulting Agreement by and among Wyndham International, Inc., CSMC Management Services, Inc. and Executive dated June 30, 1999 (the "Consulting Agreement") so long as the provision of such services pursuant to the Consulting Agreement does not conflict with the interests of the Company (the determination of whether a conflict of interest exists in respect of the Executive's provision of services under the Consulting Agreement shall be determined by the Board in good faith.

         5.     COMPENSATION AND BENEFITS.

                (a) BASE PAY. During the Term of Employment, the Executive will receive Base Pay of not less than $400,000 per year; subject to review by the Board for increase (but not decrease) at the end of each fiscal year during the Term of Employment. Such Base Pay will be payable by the Company in accordance with its regular compensation practices and policies applicable to senior executives of the Company.

                (b) ANNUAL PERFORMANCE BONUS. For each fiscal year of the Company during the Term of Employment, the Executive will be eligible for an annual performance bonus that can vary from a minimum of 100% to a maximum of 200% of the Executive's Base Pay. The bonus will be subject to the rules issued each year by the Board. In no event shall the bonus (the "Minimum Bonus") for any fiscal year payable to the Executive be less than 100% of his Base Pay for such fiscal year; provided, however, that the Minimum Bonus shall be pro-rated for any partial year employment.

                (c) EMPLOYEE BENEFITS. During the Term of Employment, the Executive will be entitled to (i) participate in all employee benefit plans, programs,

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policies and arrangements sponsored, maintained or contributed to by the
Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to similarly situated senior executives of the Company, (ii) participate in all equity and long-term incentive plans sponsored or maintained by the Company at a level commensurate with his position, subject to and in accordance with the terms and conditions of such plans as they relate to senior executives of the Company, and (iii) receive all other benefits and perquisites provided or made available by the Company to its senior executives, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to senior executives of the Company. Notwithstanding the foregoing, the health and dental plans offered to Executive pursuant to the preceding sentence shall be at least as generous as the health and dental plans made available to executives of CHC Holdings, Inc. at March 1,1999. Executive shall also be entitled to a car allowance of $750 per month, plus maintenance, insurance and gas.

                (d) EXPENSES. During the Term of Employment, the Executive will be entitled to reimbursement of all documented reasonable first class travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder, subject to and in accordance with the terms and conditions of the Company's expense reimbursement policies as they relate to senior executives of the Company. In addition, the Company shall pay all expenses associated with membership in an executive eating club selected by Executive.

                (e) VACATION. During the Term of Employment, the Executive will be entitled to not less than four weeks of vacation, in addition to paid public holidays as observed by the Company from year to year, subject to and in accordance with the terms and conditions of the Company's regular compensation practices and policies as they relate to senior executives of the Company.

                (f) RESTRICTED STOCK. On or around June 18, 1999, the Executive received from the Company a grant of restricted Stock ("Restricted Stock Grant") in an amount equal to 3% of the outstanding shares of Common Stock of the Company. Any unvested portion of the Restricted Stock Grant shall fully vest on the Closing Date; provided, however, that the Company and the Executive may mutually agree to defer vesting until a specified date or dates after the Closing Date on a mutually agreeable schedule. Because the Executive filed an election pursuant to Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company provided Executive a personal recourse loan in an amount sufficient to enable Executive to satisfy his income and employment tax liabilities associated with the Restricted Stock Grant. Such loan is due on June 17, 2003 or 30 days after Executive's termination of employment, whichever is earlier, and will accrue interest at the applicable federal rate under Section 1274(d) of the Code, payable at the maturity date. (Such loan, together with accrued interest, shall hereinafter be referred to as the "Tax Loan"). If, on the earlier of June 17, 2003 or the date of the Executive's termination of employment for any reason other than Cause (the "Determination Date"), the Market Value of the Common Stock underlying the Restricted Stock Grant is less than $1.5 million, the Company shall forgive a portion of the Tax Loan determined by multiplying the outstanding amount of the Tax Loan by a fraction,

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the numerator of which shall be the Market Value on the Determination Date and the denominator of which shall be $1.5 million. For purposes of this Section 5(f) only, the Market Value of the Common Stock will be determined using the average quoted closing price per share on a national securities exchange for the 20 business days ending on the Determination Date.

                (g) LOAN. The Company has provided to the Executive a loan of $400,000 which shall be due on June 18, 2005 or 30 days after Executive's termination of employment, whichever is earlier. The loan will accrue interest at the applicable federal rate under Section 1274(d) of the Code, payable at the maturity date. Upon termination of employment of the Executive for any reason other than the Merger or Cause, this $400,000 loan, plus accrued interest (the "Loan") shall be forgiven. Upon termination of employment of the Executive by reason of the Merger, the Loan shall be forgiven on June 30, 2005.

                (h)     INTEREST IN COMPANY'S JOINT VENTURE.

                        (i) As of the Closing Date, and subject to the terms and conditions of the "JV Agreement" (as defined below), the Executive was granted a 3.00% "Percentage Interest" (as defined in the JV Agreement) as a limited partner in CGLH-IHC Fund I, L.P. (the JV Interest") pursuant to, and subject to the terms and conditions of, the JV Agreement. Subject to Section 6 hereof, the Executive's JV Interest fully vested as of the Closing Date. For purposes of this Agreement the "JV Agreement" shall mean the Agreement of Limited Partnership of CGLH-IHC Fund I, L.P. by and between CGLH Partners III LP, a Delaware limited partnership, Interstate Investment Corporation, a Delaware corporation, CGLH Partners IV LP, a Delaware limited partnership, Interstate Property Partnership, L.P. a Delaware limited partnership,
         J. William Richardson, and the Executive, which is attached as Exhibit E to the Purchase Agreement, entered into at the Closing Date.

                        (ii) To the extent that any additional joint venture funds or arrangements (similar to the joint venture established pursuant to the JV Agreement) are established or entered into by the Company and the other parties to the JV Agreement following the Closing Date and during the Term of Employment, the parties hereto agree to negotiate in good faith to determine whether the Executive will participate in such additional joint venture and the terms and conditions of any such participation.

                (i) PREFERRED STOCK. As of the Closing Date, and subject to the last sentence of this Section 5(i), the Company granted to the Executive 100,000 shares of Series B Preferred Stock of the Company (the "Series B Shares"). Subject to Section 6 hereof, the Series B Shares fully vested as of the Closing Date. The grant of Series B Shares pursuant to this Section 5(i) shall be subject to the stockholders agreement by and among the Executive, Kevin
P. Kilkeary, J. William Richardson, CGLH I and CGLH II entered into on the date hereof which provides for certain rights and restrictions in connection with the Executive's ownership of the Series B Shares.

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         6.     TERMINATION OF EMPLOYMENT.

                (a) TERMINATION UPON EXPIRATION OF THE TERM OF EMPLOYMENT. Subject to the provisions of Section 2 and this Section 6, the Executive's employment hereunder will be for the Term of Employment specified in Section 2.

                (b) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon notice of the Board's determination of Cause, the Company may terminate the Executive's employment hereunder for Cause. Except as otherwise provided in this Section 6, if the Executive's employment is terminated during the Term of Employment by the Company for Cause, or by the Executive without Good Reason, the Executive will not be entitled to any compensation or benefits provided herein, and nothing herein will limit the Company's rights against the Executive or the rights and obligations of the parties under Sections 7 and 8. Notwithstanding the foregoing, in the case of a termination by the Executive during the Term of Employment without Good Reason, the Executive shall be entitled to receive his Minimum Bonus for the year of termination, pro-rated for partial year employment. Notwithstanding anything in this Agreement to the contrary, (i) if the Executive's employment is terminated hereunder prior to the first anniversary of the Closing Date, the Series B Shares and the JV Interest shall immediately be forfeited and the Executive shall have no further rights with respect to the forfeited Series B Shares or JV Interest as of such date of termination; (ii) if the Executive's employment is terminated hereunder on or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date, two-thirds (2/3) of each of the Series B Shares and the JV Interest shall immediately be forfeited as of such date of termination and the Executive shall have no further rights with respect to the forfeited Series B Shares or JV Interest; and (iii) if the Executive's employment is terminated on or after the second anniversary of the Closing Date, but prior to the third anniversary of the Closing Date, one-third (1/3) of each of the Series B Shares and the JV Interest shall immediately be forfeited as of such date of termination and the Executive shall have no further rights with respect to the forfeited Series B Shares or JV Interest.

                (c) TERMINATION FOR ANY REASON OTHER THAN THE MERGER, CAUSE, DISABILITY OR DEATH; AND VOLUNTARY TERMINATION FOR GOOD REASON. If the Executive's employment is terminated during the Term of Employment by the Company for any reason other than the Merger, Cause, Disability or death, or by the Executive for Good Reason:

                        (i) The Executive will be entitled to receive his Minimum Bonus for the year of termination, pro-rated for partial year employment; and

                        (ii) The Executive will be entitled to receive in a lump sum in cash the greater of (A) an amount equal to two times the sum of his Base Pay (at the rate in effect on the effective date of his termination of employment) and the average of each of the annual performance bonuses received by the Executive during the Term of this Agreement (but in no event less than the Minimum Bonus), and (B) his Base Pay (at the rate in effect on the effective date of his termination of employment) and the average of each of the annual performance

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         bonuses received by the Executive during the Term of this
         Agreement (but in no event less than the Minimum Bonus) for the remainder of the Term of Employment; and

                        (iii) For 24 months following the effective date of the Executive's termination of employment (the "Continuation Period"), the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits (excluding retirement, deferred compensation and stock option, stock purchase, stock appreciation or similar compensatory benefits) that are substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the effective date of the Executive's termination of employment, except that the level of any such Employee Benefits (other than health and dental benefits) to be provided to the Executive and such dependents may be reduced in the event of a corresponding reduction generally applicable to all senior executives. If and to the extent that any benefit described in this Section 6(c)(iii) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment of such Employee Benefits to the Executive, his dependents and his beneficiaries, and

                        (iv) The portion of each of the Series B Shares and/or the JV Interest held by the Executive, which are unvested or subject to restrictions as of the date of such termination of employment, shall vest and become immediately nonforfeitable and unrestricted as of such date of termination.

                (d) TERMINATION BY VIRTUE OF THE MERGER. In the event that the Merger is consummated, then as of the effective time of the Merger (the "Effective Time"):

                        (i) The Executive's employment shall be terminated and his status as an officer shall cease;

                        (ii) The Executive shall serve as a member of the Board pursuant to the Stockholder and Board Composition Agreement dated as of July 31, 2002;

                        (iii) The Executive will be entitled to receive monthly payments from the Company in the amount of $75,000 (of which $7,500 per month shall be deemed consideration for the obligations set forth in Section 7), payable in cash within seven business days after the end of each such monthly period, during the period commencing at the Effective Time and ceasing at the end of the monthly period ending in January 2006 (the "Payment Period"), such payments to be reduced by applicable federal and state tax withholdings as determined by the Company; and

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                        (iv)     From the Effective Time through the Payment
         Period, the Company will arrange to provide the Executive and his eligible dependents with Employee Benefits (excluding retirement, deferred compensation and stock option, stock purchase, stock appreciation or similar compensatory benefits) that are substantially similar to those that the Executive and such dependents were receiving or entitled to receive immediately prior to the effective date of the Executive's termination of employment ("Comparable Benefits"); except that the level of any such Employee Benefits to be provided to the Executive and such dependants may be reduced in the event of a corresponding reduction generally applicable to all senior executives. If and to the extent that any specific category of Comparable Benefit is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then upon submission of an expense report by Executive to the Company relating to an out-of-pocket expense incurred by Executive because the level of such Employee Benefits are lower than Comparable Benefits, the Company will reimburse Executive, his dependents and his beneficiaries in the amount set forth in the expense report;

                        (v) The Company shall pay the Executive a monthly car allowance of $750 per month, plus maintenance, insurance and gas during the Payment Period;

                        (vi) During the Payment Period, the Company shall pay all membership fees associated with membership in an executive eating club substantially comparable to those selected by Executive while employed by the Company; and

                        (vii) The portion of the JV Interest held by the Executive, which is unvested or subject to restrictions as of the Effective Time, shall vest and become immediately nonforfeitable and unrestricted as of the Effective Time.

                (e) DEATH OR DISABILITY. If the Executive's employment is terminated prior to the Effective Date of the Merger as a result of his death or by the Company as a result of his Disability, the Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive his Minimum Bonus for the year of termination. pro-rated for partial year employment. The Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive his Base Pay (at the rate in effect on the effective date of his termination of employment) and Minimum Bonus for a period of 12 months following such effective date, payable in accordance with the Company's regular compensation practices and policies applicable to senior executives but less any amounts paid to the Executive under any long-term disability plan, program, policy or arrangement of the Company or any Subsidiary. The portion of each of the Series B Shares and the JV Interest held by the Executive which are unvested or subject to restrictions as of the date of such termination shall vest and become immediately nonforfeitable and unrestricted as of the date of such termination.

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                (f)     EXCISE TAXES.  (i) If Executive incurs the tax (the
         "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code") on "excess parachute payments" within the meaning of
         Section 280G(b)(1) of the Code, the Company will pay to Executive an amount (the "Gross Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the excess parachute payment and any federal, state and local taxes (together with penalties and interest) and Excise Tax upon the payment provided for by this
         Section 6(f)(i), and any federal, state and local taxes (together with penalties and interest thereon) will be equal to the payments made to the Executive that constitute a parachute payment pursuant to Prop. Treas. Reg. Section 1.280G-1 (including any such payments made pursuant to this Section 6(f)(i)) minus the Gross Up Payment.

                        (ii) For purposes of determining the amount of the Gross Up Payment, Executive will be deemed to pay federal income taxes at the highest marginal rate of federal taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date of Executive's termination, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. The determination of whether the Excise Tax is payable and the amount thereof will be determined by a firm of independent certified public accountants jointly selected by the Company and the Executive.

                        (iii) The Company will pay the estimated amount of the Gross Up Payment to the Federal tax authorities as withholding taxes. The Executive and the Company agree to reasonably cooperate in the determination of the actual amount of the Gross Up Payment. Further, Executive and the Company agree to make such adjustments to the estimated amount of the Gross Up Payment as may be necessary to equal the actual amount of the Gross Up Payment, which in the case of Executive will refer to refunds of prior overpayments and in the case of the Company will refer to makeup of prior underpayments.

                (g) COMPENSATION AND BENEFITS ON TERMINATION. Except as otherwise provided in Section 6(b), (c), (d) or (e);

                        (i) All compensation and benefits payable to the Executive pursuant to Section 5 (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) will terminate as of the termination of Executive's employment;

                        (ii) The Executive will not be entitled to, and hereby waives, any claims for compensation or benefits (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) payable after the end of the Term of Employment Date and for

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         damages arising in connection with his termination of employment pursuant to this Agreement; and

                        (iii) The portion of the JV Interest held by the Executive on the date of such termination which is unvested or subject to restrictions as of such date, shall vest and become nonforfeitable and unrestricted as of such termination.

                (h) NO MITIGATION OBLIGATION. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the termination of Executive's Employment. Accordingly, the payment of the compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

                        (i) PURCHASE OF SERIES B SHARES UPON TERMINATION OF EMPLOYMENT.(i) At any time after the termination of the Executive's employment with the Company, the Company shall have the right (but not the obligation) to acquire all of the Executive's Series B Shares (the "PURCHASE INTEREST"), for an amount equal to the fair market value of such Purchase Interest as of the Purchase Interest Closing Date (as defined below). The following procedure shall apply to such proposed acquisition:

                        (ii) The Company shall give notice (the "Purchase Notice") to the Executive specifying the fair market value for the Executive's Purchase Interest as of the date of such Purchase Notice, determined by the Company in good faith. For a period of 10 days after the Purchase Notice has been given, the Company and the Executive shall negotiate in good faith to mutually agree on such fair market value (the "Purchase Price").

                        (iii) On a date mutually agreed by the Company and the Executive, but in no event later than 20 days after the Purchase Notice has been given (such date, the "Purchase Closing Date"), the Company shall pay to the Executive the Purchase Price against the delivery of certificates or other instruments evidencing such Series B Shares duly endorsed for transfer.

                        (iv) Any dispute as to the fair market value of the Purchase Interest shall be submitted for final determination to a mutually acceptable investment banking firm of national reputation familiar with the valuation of companies in the hospitality and lodging industry (an "Investment Banking Firm"). In the event that the Company and the Executive cannot agree on a mutually acceptable Investment Banking Firm within 10 business days, the Company, on the one hand, and the Executive, on the other hand, shall each select one Investment Banking Firm, which two Investment Banking Firms shall jointly make such determination within 20 business days after the date of the Purchase Notice, or, if such two Investment Banking Firms are unable to agree on such determination, the two Investment Banking Firms shall, by the end of the 20th business day after the date of the Purchase Notice, select a third Investment Banking Firm and notify such third Investment Banking Firm in writing (with a copy to the Company and the Executive) of their respective determinations of the fair market value of the Purchase Interest following which such third Investment Banking Finn shall, within 15 business days after the date of its selection, notify the Company and the Executive in writing of its selection of one or the other of the two original determinations of the fair market value of the Purchase Interest, which determination shall be final and binding on the Company and the Executive.

                        (v) The costs of the Investment Banking Firms shall be borne by the Company.

         7. COMPETITIVE ACTIVITY. During the period ending one year following the Effective Date of the Merger, the Executive will not:

                (a) enter into or engage in any business which competes with the Company's business or promote or assist, financially or otherwise, any firm, person, association, partnership, corporation or other entity engaged in any business which competes with the Company's business; or

                (b) solicit or endeavor to cause any employee of the Company or any Subsidiary to leave his employment or induce or attempt to induce any such employee to breach any employment agreement with the Company or any Subsidiary or otherwise interfere with the employment of any such employee; or

                (c) solicit, endeavor to cause, induce or attempt to induce any agent who engages in the business of marketing the services of the Company or any Subsidiary to terminate, reduce or modify its agency relationship with the Company or any Subsidiary.

         Notwithstanding the foregoing, the Executive's activities under the Consulting Agreement will not be deemed to be a violation of this Section 7.

         8.     UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION.

                (a) Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment hereunder, use any trade secrets or confidential business and technical information of the Company or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential information will include, without limitation, the Company's unique selling methods and trade techniques, management, training, marketing and selling manuals, promotional materials, training courses and other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during his employment with the Company (except in the course of performing his duties and obligations hereunder) or after the termination of his employment will constitute a misappropriation of the Company's trade secrets.

                (b) Executive agrees that upon termination of Executive's employment with the Company, for any reason, Executive will return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of all management, training, marketing and selling manuals, promotional materials, other training and instructional materials, vendor, owner, manager and product information, customer lists, other customer information and all other selling, service and trade information and equipment. In the event that such items are not so returned, the Company will have the right to charge Executive for all reasonable damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

                (c) Executive acknowledges that to the extent permitted by law, all work papers, reports, documentation, drawing, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, "items"), including, without limitation, any and all such, items generated and maintained on any form of electronic media, generated by Executive during his employment with the Company will be considered a "work made for hire" and that ownership of any and all copyrights in any and all such items will belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., "(year of creation" Interstate Hotels Management, Inc All rights reserved" and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

                (d) Executive may use the Company's trade names, trademarks and/or service marks in connection with the sale of the Company's products and services, but only in such manner and for such purposes as may be authorized by the Company. Upon any termination of this Agreement or the Termination of the Term of Employment, Executive immediately will cease the use of such trade names, trademarks and/or service marks and eliminate them wherever they have been used or incorporated by Executive.

         9.     SUCCESSORS AND BINDING AGREEMENT.

                (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place, including specifically MeriStar in the event of the consummation of the Merger. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

                (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and (b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         10. LEGAL FEES AND EXPENSES. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under the Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation, arbitration or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation, arbitration or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys' and reasonable related fees and expenses incurred by the Executive in connection with any of the foregoing.

         11.    ADDITIONAL REMEDIES.

                (a) Notwithstanding any other remedy herein provided for or available, if the Executive should be in breach of any of the provisions of
Section 7 or 8, the Executive expressly acknowledges and agrees that the Company will be entitled to injunctive relief or specific performance, without the necessity of proving damages, in addition to any other remedies it may have.

                (b) Notwithstanding any of the foregoing, in the event of any disputes regarding the interpretation or application of any provision of this Agreement, either the Executive or the Company, or both parties, may request in writing that such dispute be resolved through final and binding arbitration. The parties will jointly select the arbitrator who will hear such dispute. If the parties cannot agree on the selection of an arbitrator, the parties will request that one be appointed by the American Arbitration Association. The arbitration will be conducted in the city in which the EXECUTIVE'S PRINCIPAL OFFICE IS LOCATED (or in any other location mutually agreed upon by the parties) in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. The parties acknowledge and agree that time will be of the essence throughout such procedure. The decision of the arbitrator may be entered in any court having subject matter and personal jurisdiction over the dispute and the Executive. The Company will pay any reasonable costs and expenses of the Executive in connection with any such dispute or procedure.

         12. REPRESENTATION. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement, including Board approval in the case of the Company, and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity.

         13. SEVERABILITY. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

         14. LITIGATION AND REGULATORY COOPERATION. During and after Executive's employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis calculated as his final Base Pay for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse Executive for all costs and expenses incurred in connection with his performance under this Section 14; including, but not limited to, reasonable attorney's fees and costs.

         15. INDEMNIFICATION. The Executive shall receive the maximum indemnification from the Company as permitted by the Company's by-laws in effect at any time during the Term of this Agreement and applicable law. This Section shall survive the termination of this Agreement.

         16. NOTICES. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence (with a copy to [David Kenin, Greenberg Traurig, P.A.. 1221 Brickell Avenue, Miami, FL 33131]), or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

         17. MODIFICATIONS AND WAIVERS. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. Prior to the Effective Time, no amendment or waiver may be made without the prior written consent of MeriStar, which is hereby expressly acknowledged by the parties hereto to be an intended third-party beneficiary of this Agreement with respect to this sentence.

         18. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter, except as such parties may otherwise agree in a writing which specifies that it is an exception to the foregoing. Without limiting the generality of the foregoing sentence, as of the Commencement Date, the Old Agreement shall cease to be of any force or effect. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and, notwithstanding any other provision hereof, will become effective upon the execution of this Agreement by the parties.

         19. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such Commonwealth.

         20. COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

         21. HEADINGS, ETC. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. References to Sections are to Sections in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      INTERSTATE HOTELS CORPORATION


                                      By: /s/ Timothy Q. Hudak
                                         ----------------------------------
                                         Name:  Timothy Q. Hudak
                                         Title: Senior Vice President and
                                                General Counsel


                                      /s/ Thomas F. Hewitt
                                      -------------------------------------
                                      THOMAS F. HEWITT



ACKNOWLEDGED:

MERISTAR HOTELS AND RESORTS, INC.



By: /s/ Christopher L. Bennett
    -------------------------------------------
      Christopher L. Bennett
      Senior Vice President and General Counsel